Exhibit 99.1

CPI Card Group Inc. Reports Fourth Quarter and Full Year 2016 Results

Date: March 1, 2017

Q4 Net Sales of $67.4 million, Full Year 2016 Net Sales of $308.7 million

Full Year Net Income from Continuing Operations of $5.4 million, or $0.10 per share

Full Year Adjusted Net Income of $15.7 million, or $0.28 per share

Full Year Cash Flow from Operations of $60.0 million

Full Year Adjusted EBITDA of $57.2 million

Announces Quarterly Dividend of $0.045 per share

Call scheduled for Wednesday, March 1, 2017 at 5:00 p.m. Eastern Time

Littleton, Colo. March 1, 2017 -- CPI Card Group Inc. (Nasdaq: PMTS; TSX: PMTS) (“CPI Card Group” or the “Company”) today reported financial results for the fourth quarter and full fiscal year ended December 31, 2016.

Fourth Quarter 2016 Financial Results

•

Total net sales were $67.4 million, a decrease of 28.0% compared with the prior year period. Product net sales decreased 43.1% year-over-year to $36.0 million in the fourth quarter, primarily due to a decline in EMV® chip cards sold. Services net sales increased 3.7% year-over-year to $31.4 million, primarily driven by growth in the U.S. Prepaid Segment and card personalization and fulfillment services.

•

Net loss from continuing operations was $4.0 million, or $(0.07) per diluted share, compared with net loss from continuing operations of $1.6 million, or $(0.03) per diluted share, in the prior year period. Fourth quarter 2016 EPS reflects the impact of $1.0 million, or $0.01 per share, of litigation and related charges, $2.7 million, or $0.03 per share, of an intangible asset impairment charge related to the discontinued use of a Company trademark, and $0.4 million of restructuring and other charges.

•

Adjusted net income from continuing operations was $0.1 million, or zero cents per share on a diluted basis, compared with $8.8 million and $0.16 per share on a pro forma diluted basis in the prior year period.

•	Adjusted EBITDA was $8.6 million, or 12.8% of net sales, compared with $21.8 million, or 23.3% of net sales, in the prior year period.
•	Returned $2.5 million to stockholders through dividends in the fourth quarter of 2016.

Full Year 2016 Financial Results

•

Total net sales were $308.7 million, a decrease of 17.5% compared with the prior year. Product net sales decreased 30.3% year-over-year to $168.5 million, and Services net sales increased 5.8% year-over-year to $140.2 million, reflecting the same trends impacting the fourth quarter.

•

Net income from continuing operations was $5.4 million, or $0.10 per diluted share, compared with net income from continuing operations of $31.3 million, or a loss of $(0.03) per diluted share after preferred stock dividends, in the prior year.

•	Adjusted net income from continuing operations was $15.7 million, or $0.28 per share on a diluted basis, compared with $47.3 million, or $0.83 per share on a pro forma diluted basis in the prior year.
•	Net cash provided by operating activities for the year ended December 31, 2016 was $60.0 million, an increase of approximately $16.0 million from $43.9 million in the prior year.
•	Adjusted EBITDA was $57.2 million, or 18.5% of net sales, compared with $96.2 million, or 25.7% of net sales in the prior year.

“While we faced a very challenging operating environment in 2016, CPI’s market position remains strong in an industry which continues to have significant long-term growth opportunities,” said Steve Montross, president and chief executive officer of CPI Card Group.  “Looking forward, our strategic direction is clear. We are intensely focused on executing our growth strategy, providing industry-leading solutions to our customers, and increasing value to our shareholders.”

2017 Strategic Objectives and Financial Outlook

In 2017, we will leverage our leadership position and broad set of products and services to capitalize on the continued growth of the Financial Payments Card market fueled by long-term secular tailwinds, high levels of recurring demand, and the ongoing conversion in the U.S. market from magnetic stripe cards to EMV® cards. In addition, we will continue to expand our relationships with our existing customers through cross-selling our end-to-end products and services and delivering exceptional customer service. New and innovative product offerings such as our recently launched Print on Demand capabilities for the U.S. Prepaid Debit segment, our proprietary Card@Once® instant issuance offering, and emerging mobile and digital service solutions will add to our growth as we move forward. Finally, we will continue to drive quality and strong earnings growth through productivity, cost efficiencies, and process excellence initiatives.

For 2017, we expect the U.S. Debit and Credit migration from magnetic stripe cards to EMV® cards to continue, but at lower volumes, with the focus primarily on the small and mid-sized issuers.  We also expect the mix of replacement cards to shift to EMV cards given the greater percentage of EMV cards in the marketplace as a result of past years’ migrations, resulting in similar industry-wide EMV card volumes in 2017 compared to 2016. In addition, our outlook assumes limited market adoption of dual interface cards and modest levels of metal card sales. We continue to expect our services business to grow in 2017, driven by continued solid demand for our broad suite of value-added services and solutions. Taking these assumptions into account, CPI’s 2017 financial outlook is as follows:

•	Net sales between $315 million and $340 million
•	Adjusted EBITDA between $64 million and $73 million
•	GAAP earnings per share between $0.22 and $0.32
•	Adjusted diluted earnings per share between $0.35 and $0.46

Fourth Quarter and Full Year 2016 Segment Information

U.S. Debit and Credit:

Net sales were $43.7 million in the fourth quarter of 2016, representing a decrease of 35.2% from $67.5 million in the prior year period. The decline in U.S. Debit and Credit segment net sales was driven primarily by a 53.7% decrease in the number of EMV® chip cards sold in the fourth quarter compared with the fourth quarter of 2015, partially offset by higher EMV® card average selling prices due to customer mix, and year-over-year growth of card personalization and fulfillment services of $2.6 million. For the year ended December 31, 2016, U.S. Debit and Credit segment net sales were $208.8 million, representing a decrease of 20.8% from $263.7 million in the prior year.

U.S. Prepaid Debit:

Net sales were $12.6 million in the fourth quarter of 2016, representing an increase of 2.0% from $12.4 million in the fourth quarter of 2015. The year-over-year increase in U.S. Prepaid Debit segment net sales primarily reflects higher volume from sales activity, partially offset by lower prices. For the year ended December 31, 2016, U.S. Prepaid Debit segment net sales were $60.1 million, representing a decrease of 8.8% from $65.9 million in the prior year.

U.K. Limited:

Net sales were $7.8 million in the fourth quarter of 2016, representing a decrease of 27.7% from $10.8 million in the prior year period, and were negatively impacted due to unfavorable foreign currency exchange rate fluctuations of approximately $1.7 million. On a constant currency basis, U.K. Limited net sales decreased 11.7% compared with the fourth quarter of 2015 due to lower card sales. For the year ended December 31, 2016, U.K. Limited segment net sales were $29.7 million, representing a decrease of 13.6% from $34.4 million in the prior year. On a constant currency basis, U.K. Limited segment net sales for the year ended December 31, 2016 decreased 1.9% compared with the prior year.

Balance Sheet, Cash Flow, Liquidity, & Other Select Financial Information

At December 31, 2016, the Company had $37.0 million of cash and cash equivalents and $40.0 million of unused borrowing capacity under its revolving credit facility.

Total debt principal outstanding was $312.5 million at December 31, 2016 compared with $321.5 million at December 31, 2015.  Net of debt issuance costs and discount, recorded debt was $301.9 million as of December 31, 2016.

Net cash provided by operating activities for the year ended December 31, 2016 was $60.0 million, an increase of approximately $16.0 million from $43.9 million in the prior year primarily due to positive changes in working capital. Capital expenditures totaled $14.3 million for the twelve months ended December 31, 2016. Free cash flow for the year ended December 31, 2016 was $45.7 million, compared with $39.1 million in the prior year, excluding the prior year payment of $13.9 million related to the settlement of the Company’s Phantom Stock Plan.

Interest expense, net, was $4.9 million in the fourth quarter of 2016 compared with $10.2 million in prior year fourth quarter. Interest expense in the fourth quarter of 2015 includes $4.7 million of accelerated amortization of debt issuance costs and discount related to the early repayment of $122.5 million of debt. For the full year 2016, interest expense, net, was $20.0 million compared with $18.3 million in the prior year.

The effective tax rate was 36.8% for the fiscal year ended December 31, 2016 compared to 36.3% in the prior year.  The increase in the effective tax rate was due to the impact of state income taxes.

During the twelve months ended December 31, 2016, the Company repurchased approximately 1.4 million shares of common stock for $6.0 million under the previously announced share repurchase program, which equates to an average repurchase price of $4.17 per share.

Quarterly Dividend Announcement

Today the CPI Card Group Board of Directors declared a quarterly dividend of $0.045 per share, payable on April 7, 2017 to stockholders of record at the close of business on March 17, 2017. The declaration and payment of any future dividends will be subject to the discretion of the CPI Card Group Board of Directors, who will evaluate the Company's dividend program from time to time based on factors that it deems relevant.

EMV® is a registered trademark or trademark of EMVCo LLC in the United States and other countries.

All rights reserved. Card@Once® is a registered trademark of CPI Card Group, Inc. US Patent No.: 8429075.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), we have provided the following non-GAAP financial measures in this release:  Adjusted Net Income from Continuing Operations, Adjusted Diluted Earnings per Share from Continuing Operations, Pro Forma Adjusted Diluted Earnings per Share from Continuing Operations, EBITDA, Adjusted EBITDA, Free Cash Flow, Free Cash Flow, excluding the Phantom Stock Plan Settlement and Constant Currency.  These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies.  Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E to this press release, and a reconciliation of non-GAAP measures contained in our 2017 guidance in Exhibit F to this press release.

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations exclude the impact of amortization of intangible assets, stock-based compensation expense, litigation and related charges incurred in connection with certain patent and shareholder litigation, intangible asset impairment, performance bonuses in connection with the EFT Source acquisition, and other non-operational, non-cash or non-recurring items, net of their income tax impact, and exclude the impact of preferred stock dividends. A 35% tax rate is used to calculate Adjusted Net Income and Adjusted Diluted Earnings per Share for each period presented. We believe that Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. For comparability purposes, we also present Adjusted Diluted Earnings per Share on a pro forma basis to give effect to our issuance of 15,000,000 shares of common stock in our IPO as if these shares were outstanding at the beginning of all periods presented.

EBITDA

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA adjusted for stock-based compensation expense, litigation and related charges incurred in connection with certain patent and shareholder litigation, intangible asset impairment,  performance bonuses in connection with the EFT Source acquisition, restructuring and other charges, foreign currency gain or loss, and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation on Exhibit E.  Adjusted EBITDA is also a defined term in our existing credit agreement, which generally conforms to the definition above, and impacts certain credit measures and compliance targets within the credit agreement. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow

We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

During 2015, we also presented Free Cash Flow, net of a $13.9 million payment related to the settlement of the Company’s Phantom Stock Plan.

Constant Currency

Constant currency results show our current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. We present certain constant currency results to facilitate comparisons to our historical operating results.

About CPI Card Group Inc.

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from ten locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in the United States and Canada, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

Conference Call and Webcast

CPI Card Group Inc. will host a conference call on March 1, 2017 at 5:00 p.m. ET to discuss its fourth quarter and full year 2016 results. To participate in the Company's live conference call via telephone or online:

Participant Toll-Free Dial-In Number: (844) 392-3771
Participant International Dial-In Number: (541) 397-0893
Conference ID: 60428640
Webcast Link: http://edge.media-server.com/m/p/6qjzp85v

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A webcast replay and transcript of the conference call will be available on CPI Card Group Inc.’s Investor Relations web site:  http://investor.cpicardgroup.com/

Following the completion of the conference call, a replay of the conference call will be available from 8:30 p.m. ET on March 1, 2017 until 11:59 p.m. ET on March 8, 2017. To access the replay, please dial (855) 859-2056 or (404) 537-3406; Conference ID: 60428640.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as statements about our plans, objectives, expectations, assumptions or future events. The words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “continue” and other similar expressions are intended to identify forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others: system security risks, data protection breaches and cyber-attacks; market acceptance of developing technologies that make Financial Payment Cards less relevant; a slower or less widespread adoption of EMV and Dual-Interface EMV technology than we anticipate; failure to identify, attract and retain new customers or a failure to maintain our relationships with our major customers; unpredictability in the ordering patterns of our customers and the resulting impact on production volumes; failure to meet our customers’ demands in a timely manner; competition and/or erosion in the payment card industry; extension of card expiration cycles; our failure to operate our business in accordance with the PCI security standards or other industry standards such as Payment Card Brand certification standards; infringement on our intellectual property rights, or claims that our technology is infringing on third-party intellectual property; difficulties in production quality and processes; defects in our software; a decline in U.S. and global market and economic conditions; significant tariffs or other restrictions placed on goods imported into the United States by the United States government; economic and regulatory changes resulting from Brexit, including volatility in foreign currency exchange rates; costs relating to product defects and product liability and warranty claims; our dependence on licensing arrangements; our substantial indebtedness, including the restrictive terms of our credit facility and covenants of future agreements governing indebtedness; non-compliance with, and changes in, laws in foreign jurisdictions in which we operate and sell our products; challenges related to our acquisition strategy; our dependence on specialized equipment from third party suppliers; inability to renew leases for our facilities; interruptions in our IT systems or production capabilities; and other risk factors or uncertainties identified from time to time in our filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 24, 2016, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 4, 2016. CPI Card Group Inc. undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

####

For more information:

CPI Card Group Inc. Investor Relations:

William Maina

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

 CPI Card Group Inc.

Earnings Release Supplemental Financial Information

Exhibit ACondensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three months and years ended December 31, 2016 and 2015

Exhibit BCondensed Consolidated Balance Sheets – Unaudited as of December 31, 2016 and December 31, 2015

Exhibit CCondensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2016 and 2015

Exhibit DSummary Segment Information – Unaudited for the three months and years ended December 31, 2016 and 2015

Exhibit ESupplemental GAAP to Non-GAAP Reconciliation - Unaudited for the three months and years ended December 31, 2016 and 2015

Exhibit F2017 Guidance: Non-GAAP Reconciliation

				EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net sales:
Products	$35,975	$63,271	$168,510	$241,609
Services	31,405	30,296	140,190	132,501
Total net sales	67,380	93,567	308,700	374,110
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	24,379	44,499	111,627	155,516
Services (exclusive of depreciation and amortization shown below)	19,771	15,064	84,453	73,111
Depreciation and amortization	2,794	2,575	10,722	9,662
Total cost of sales	46,944	62,138	206,802	238,289
Gross profit	20,436	31,429	101,898	135,821
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	17,041	19,942	64,011	61,116
Depreciation and amortization	1,604	1,532	6,205	6,304
Impairment of intangible asset	2,700	—	2,700	—
Restructuring charges	—	—	—	681
Total operating expenses	21,345	21,474	72,916	68,101
(Loss) income from operations	(909)	9,955	28,982	67,720
Other expense, net:
Interest, net	(4,935)	(10,199)	(20,044)	(18,328)
Foreign currency (loss) gain	(226)	(56)	(417)	59
Loss on debt modification and early extinguishment	—	—	—	(703)
Other income, net	4	3	20	359
Total other expense, net	(5,157)	(10,252)	(20,441)	(18,613)

(Loss) Income before income taxes	(6,066)	(297)	8,541	49,107
Income tax benefit (expense)	2,052	(1,318)	(3,142)	(17,846)
Net (loss) income from continuing operations	(4,014)	(1,615)	5,399	31,261
Discontinued operations:
Loss from a discontinued operation, net of taxes	—	—	—	(606)
(Loss) gain on sale of a discontinued operation, net of taxes	—	(679)	—	208
Net (loss) income	$(4,014)	$(2,294)	$5,399	$30,863
Preferred stock dividends	—	(94)	—	(32,548)
Net (loss) income attributable to common stockholders	$(4,014)	$(2,388)	$5,399	$(1,685)

Basic and diluted (loss) earnings per share:
Continuing operations	$(0.07)	$(0.03)	$0.10	$(0.03)
Discontinued operation	—	(0.01)	—	(0.01)
	$(0.07)	$(0.04)	$0.10	$(0.04)

Dividends declared per common share	$0.045	$—	$0.18	$—

Comprehensive Income
Net (loss) income	$(4,014)	$(2,294)	$5,399	$30,863
Currency translation adjustment	(702)	(492)	(2,116)	(1,715)
Total comprehensive (loss) income	$(4,716)	$(2,786)	$3,283	$29,148

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$36,955	$13,606
Accounts receivable, net of allowances of $126 and $212, respectively	31,492	52,538
Inventories	19,369	25,640
Prepaid expenses and other current assets	4,601	4,260
Income taxes receivable	—	4,975
Total current assets	92,417	101,019
Plant, equipment and leasehold improvements, net	53,419	52,113
Intangible assets, net	46,348	53,988
Goodwill	71,996	73,123
Other assets	240	110
Total assets	$264,420	$280,353

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$10,996	$17,832
Accrued expenses	17,487	11,315
Income taxes payable	64	—
Deferred revenue and customer deposits	6,729	3,874
Current maturities of long-term debt	—	9,000
Total current liabilities	35,276	42,021
Long-term debt, net of current maturities	301,922	300,000
Deferred income taxes	21,261	24,073
Other long-term liabilities	1,234	869
Total liabilities	359,693	366,963

Commitments and contingencies

Stockholders’ deficit:
Common Stock; $0.001 par value—100,000,000 shares authorized; 55,359,251 and 56,542,116 shares issued and outstanding as of December 31, 2016 and 2015, respectively	55	56
Capital deficiency	(114,881)	(119,028)
Accumulated earnings	25,968	36,661
Accumulated other comprehensive loss	(6,415)	(4,299)
Total stockholders’ deficit	(95,273)	(86,610)
Total liabilities and stockholders’ deficit	$264,420	$280,353

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Year Ended December 31,
	2016	2015
Operating activities
Net income	$5,399	$30,863
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,927	15,995
Stock-based compensation expense	3,579	9,633
Impairment of intangible asset	2,700	—
Amortization of debt issuance costs and debt discount	1,922	5,648
Loss on debt modification and extinguishment	—	703
Loss on sale of a discontinued operation	—	1,039
Excess tax benefits from stock-based compensation	(611)	—
Deferred income taxes	(1,829)	10,914
Other, net	448	(45)
Changes in operating assets and liabilities:
Accounts receivable	19,847	(9,556)
Inventories	5,793	(4,416)
Prepaid expenses and other assets	(527)	(714)
Income taxes	5,429	(4,975)
Accounts payable	(6,394)	1,663
Accrued expenses	3,841	915
Deferred revenue and customer deposits	3,037	699
Other liabilities	397	(14,444)
Cash provided by operating activities	59,958	43,922
Investing activities
Acquisitions of plant, equipment and leasehold improvements	(14,294)	(18,670)
Proceeds from sale of a discontinued operation	—	5,000
Cash used in investing activities	(14,294)	(13,670)
Financing activities
Payment of Sellers' Note	(9,000)	—
Dividends paid on common stock	(7,519)	—
Common stock repurchased	(6,008)	—
Net proceeds from an initial public offering of common stock	—	135,304
Proceeds from First Lien Term Loan	—	435,000
Payments on First Lien Term Loan	—	(122,500)
Payments of long-term debt	—	(170,929)
Loan issuance costs	—	(17,773)
Dividend distribution on Series A Preferred Stock	—	(230,315)
Redemption of preferred and common stock	—	(58,296)
Proceeds from employee note receivable	—	108
Excess tax benefits from stock-based compensation	611	—
Cash used in financing activities	(21,916)	(29,401)
Effect of exchange rates on cash	(399)	(186)
Net increase in cash and cash equivalents:	23,349	665
Cash and cash equivalents, beginning of period	13,606	12,941
Cash and cash equivalents, end of period	$36,955	$13,606

				EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months and Years Ended December 31, 2016 and 2015
(Dollars in Thousands, Except Shares and Per Share Amounts)
(Unaudited)

Net Sales
	Three Months Ended December 31,
	2016	2015	$ Change	% Change
	(dollars in thousands)
Net sales by segment:
U.S. Debit and Credit	$43,740	$67,478	$(23,738)	(35.2)%
U.S. Prepaid Debit	12,646	12,396	250	2.0%
U.K. Limited	7,793	10,775	(2,982)	(27.7)%
Other	3,580	3,503	77	2.2%
Eliminations	(379)	(585)	206	* %
Total	$67,380	$93,567	$(26,187)	(28.0)%

	Year Ended December 31,
	2016	2015	$ Change	% Change
	(dollars in thousands)
Net sales by segment:
U.S. Debit and Credit	$208,795	$263,668	$(54,873)	(20.8)%
U.S. Prepaid Debit	60,065	65,878	(5,813)	(8.8)%
U.K. Limited	29,689	34,361	(4,672)	(13.6)%
Other	13,110	17,420	(4,310)	(24.7)%
Eliminations	(2,959)	(7,217)	4,258	* %
Total	$308,700	$374,110	$(65,410)	(17.5)%

Gross Profit
	Three Months Ended December 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Gross profit by segment:
U.S. Debit and Credit	$13,892	31.7%	$23,625	35.0%	$(9,733)	(41.2)%
U.S. Prepaid Debit	3,647	28.8%	4,104	33.1%	(457)	(11.1)%
U.K. Limited	2,159	27.7%	3,025	28.1%	(866)	(28.6)%
Other	738	20.6%	675	19.3%	63	9.3%
Total	$20,436	30.3%	$31,429	33.6%	$(10,993)	(35.0)%

	Year Ended December 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Gross profit by segment:
U.S. Debit and Credit	$69,856	33.4%	$97,117	36.8%	$(27,261)	(28.1)%
U.S. Prepaid Debit	21,048	35.0%	26,380	40.0%	(5,332)	(20.2)%
U.K. Limited	7,976	26.9%	9,127	26.6%	(1,151)	(12.6)%
Other	3,018	23.0%	3,197	18.4%	(179)	(5.6)%
Total	$101,898	33.0%	$135,821	36.3%	$(33,923)	(25.0)%

(Loss) Income from Operations
	Three Months Ended December 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
(Loss) Income from Operations by segment:
U.S. Debit and Credit	$6,749	15.4%	$16,862	25.0%	$(10,113)	(60.0)%
U.S. Prepaid Debit	2,529	20.0%	2,713	21.9%	(184)	(6.8)%
U.K. Limited	908	11.7%	1,289	12.0%	(381)	(29.6)%
Other	(11,095)	*	(10,909)	*	(186)	*
Total	$(909)	(1.3)%	$9,955	10.6%	$(10,864)	(109.1)%

	Year Ended December 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Income from Operations by segment:
U.S. Debit and Credit	$43,756	21.0%	$71,555	27.1%	$(27,799)	(38.8)%
U.S. Prepaid Debit	16,211	27.0%	20,701	31.4%	(4,490)	(21.7)%
U.K. Limited	2,404	8.1%	2,710	7.9%	(306)	(11.3)%
Other	(33,389)	*	(27,246)	*	(6,143)	*
Total	$28,982	9.4%	$67,720	18.1%	$(38,738)	(57.2)%

EBITDA
	Three Months Ended December 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
EBITDA by segment (1)
U.S. Debit and Credit	$8,848	20.2%	$19,020	28.2%	$(10,172)	(53.5)%
U.S. Prepaid Debit	3,229	25.5%	3,260	26.3%	(31)	(1.0)%
U.K. Limited	998	12.8%	1,496	13.9%	(498)	(33.3)%
Corporate and Other	(9,808)	*	(9,766)	*	(42)	*
Total	$3,267	4.8%	$14,010	15.0%	$(10,743)	(76.7)%

* Calculation not meaningful

(1) EBITDA is the primary measure used by management to evaluate segment operating performance.  The principal difference between Income from Operations and EBITDA is that EBITDA is adjusted to exclude Depreciation and Amortization expense of $2,085 and $1,900 in U.S. Debit and Credit, $699 and $547 in U.S. Prepaid Debit, $195 and $250 in U.K. Limited and $1,419 and $1,410 in Corporate and Other for the three months ended December 31, 2016 and 2015, respectively.

	Year Ended December 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
EBITDA by segment (1)
U.S. Debit and Credit	$52,090	24.9%	$78,981	30.0%	$(26,891)	(34.0)%
U.S. Prepaid Debit	18,646	31.0%	22,993	34.9%	(4,347)	(18.9)%
U.K. Limited	2,839	9.6%	3,572	10.4%	(733)	(20.5)%
Corporate and Other	(28,063)	*	(22,145)	*	(5,918)	*
Total	$45,512	14.7%	$83,401	22.3%	$(37,889)	(45.4)%

* Calculation not meaningful

(1) EBITDA is the primary measure used by management to evaluate segment operating performance.  The principal difference between Income from Operations and EBITDA is that EBITDA is adjusted to exclude Depreciation and Amortization expense of $8,461 and $7,168 in U.S. Debit and Credit, $2,435 and $2,292 in U.S. Prepaid Debit, $715 and $911 in U.K. Limited and $5,316 and $5,595 in Corporate and Other for the years ended December 31, 2016 and 2015, respectively.

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(Dollars in Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
EBITDA AND ADJUSTED EBITDA
Net (loss) income from continuing operations	$(4,014)	$(1,615)	$5,399	$31,261
Interest expense, net	4,935	10,199	20,044	18,328
Income tax (benefit) expense	(2,052)	1,318	3,142	17,846
Depreciation and amortization	4,398	4,108	16,927	15,966
EBITDA	$3,267	$14,010	$45,512	$83,401

Adjustments to EBITDA
Stock-based compensation expense	794	7,495	3,579	9,633
Litigation and related charges (1)	956	—	3,543	—
Impairment of intangible asset (2)	2,700	—	2,700	—
EFT Source acquisition performance bonuses	250	250	1,000	1,000
Restructuring and other charges (3)	428	—	428	1,131
Loss on debt modification and early extinguishment	—	—	—	703
Professional fees	—	—	—	409
Foreign currency loss (gain)	226	56	417	(59)
Subtotal of adjustments to EBITDA	5,354	7,801	11,667	12,817
Adjusted EBITDA	$8,621	$21,811	$57,179	$96,218

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Adjusted net income from continuing operations and earnings per share
Net (loss) income from continuing operations	$(4,014)	$(1,615)	$5,399	$31,261
Amortization of intangible assets	1,226	1,144	4,632	4,577
Stock-based compensation expense	794	7,495	3,579	9,633
Litigation and related charges (1)	956	—	3,543	—
Impairment of intangible asset (2)	2,700	—	2,700	—
EFT Source acquisition performance bonuses	250	250	1,000	1,000
Restructuring and other charges (3)	428	—	428	1,131
Accelerated amortization of debt issuance costs in connection with term loan payments	—	4,687	—	4,687
Loss on debt modification and early extinguishment	—	—	—	703
Professional fees	—	—	—	409
Tax effect of above items	(2,224)	(4,616)	(5,559)	(7,528)
Discrete tax items	—	1,468	—	1,468
Adjusted net income from continuing operations	$116	$8,813	$15,722	$47,341
(1)	Represents legal costs incurred in connection with patent and shareholder litigation.
(2)	Represents an impairment of a company trademark, as a result of the company’s plans to discontinue its use of the trademark in its sales, marketing and other business practices.
(3)

In 2016, represents employee termination costs incurred primarily in connection with the elimination of a production shift at one of our facilities.  In 2015, represents facility contract termination costs in connection with the shut-down and closure of our Petersfield, United Kingdom operation.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Weighted-average number of shares outstanding (GAAP)
Basic	55,310,468	54,190,182	55,827,409	44,816,263
Effect of dilutive equity awards	389,141	300,392	376,380	300,392
Weighted-average diluted shares outstanding	55,699,609	54,490,574	56,203,789	45,116,655

Pro forma weighted-average number of diluted shares outstanding	55,699,609	56,842,508	56,203,789	56,842,508

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation of diluted earnings (loss) per share from continuing operations (GAAP) to adjusted diluted earnings per share from continuing operations:
Diluted (loss) earnings per share from continuing operations (GAAP)	$(0.07)	$(0.03)	$0.10	$(0.03)
Impact of net income adjustments	0.07	0.19	0.18	0.36
Impact of preferred stock dividends	—	—	—	0.72
Adjusted diluted earnings per share from continuing operations	$0.00	$0.16	$0.28	$1.05

Pro forma adjusted diluted earnings per share from continuing operations	$0.00	$0.16	$0.28	$0.83

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Constant Currency
U.K. Limited net sales, as reported (GAAP)	$7,793	$10,775	$29,689	$34,361
Foreign currency translation impact	1,722	—	4,019	—
U.K. Limited net sales, constant currency adjusted	$9,515	$10,775	$33,708	$34,361
Net sales change, as reported (GAAP)	(27.7)%		(13.6)%
Net sales change, constant currency adjusted	(11.7)%		(1.9)%

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation of cash provided by operating activities (GAAP) to free cash flow
Cash provided by (used in) operating activities	$20,186	$(508)	$59,958	$43,922
Acquisitions of plant, equipment and leasehold improvements	(1,925)	(4,804)	(14,294)	(18,670)
Free cash flow	$18,261	$(5,312)	$45,664	$25,252
Cash payment related to the settlement of the Phantom Stock Plan in conjunction with the IPO	—	—	—	13,891
	$18,261	$(5,312)	$45,664	$39,143

		EXHIBIT F

CPI Card Group Inc. and Subsidiaries
2017 guidance: Non-GAAP Reconciliation
(in Millions, except per share amounts)
(Unaudited)

	Range
	Low	High
Net income (GAAP)(1)	$12.3	$18.1

Amortization	4.5	4.5
Non-cash compensation	3.9	3.9
Litigation and related charges (2)	3.0	3.0
Tax effect	(4.0)	(4.0)

Adjusted net income	$19.7	$25.5

Weighted-average diluted shares outstanding (3)	55.7	55.7

Pro forma adjusted diluted earnings per share	$0.35	$0.46
Diluted earnings per share (GAAP)(1)	$0.22	$0.32

Net income (GAAP)(1)	$12.3	$18.1

Depreciation	13.7	13.7
Amortization	4.5	4.5
Interest expense(1)	20.0	20.0
Taxes	6.6	9.8
EBITDA	$57.1	$66.1

Non-cash compensation	3.9	3.9
Litigation and related charges (2)	3.0	3.0

Adjusted EBITDA	$64.0	$73.0

(1)	Does not include adjustments to interest expense for potential debt repayments, including the impact of accelerated amortization of debt issuance cost and discount.
(2)	Represents legal costs incurred in connection with patent and shareholder litigation.
(3)	Does not give effect to the impact of any 2017 share repurchases under the repurchase program announced on May 11, 2016.